FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . .0.5 Filed By Romeo & Dye's Instant Form 4 Filer www.section16.net

1. Name and Address of Reporting Person* 1992 Leoanrd A. Lauder, GRAT (1)	2. Issuer Name and Ticker or Trading Symbol The Estee Lauder Companies Inc., EL		6. Relationship of Reporting Person(s) to Issuer (Check all applicable) Director 10% Owner Officer (give title below) X Other (specify below) Trust with Insider Trustee
(Last) (First) (Middle) The Estee Lauder Companies Inc. 767 Fifth Avenue	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Day/Year January 31, 2003
(Street) New York, NY 10153		5. If Amendment, Date of Original (Month/Day/Year)	7. Individual or Joint/Group Filing (Check Applicable Line) Form filed by One Reporting Person X Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date (Month/ Day/ Year)	2A. Deemed Execution Date, if any (Month/Day/ Year)	3. Trans- action Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 & 5)			5. Amount of Securities Beneficially Owned Follow- ing Reported Transactions(s) (Instr. 3 & 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Class A Common Stock	01/31/03		J(2)	V	218,900	D		2,136,882(3)	D	By the GRAT
Class A Common Stock	01/31/03		J(4)	V	218,900	A		5,369,169(5)	D	By LAL
Class A Common Stock								1,187,700	I	By EL 2001 Charitable Trust
Class A Common Stock								3,579,302	I	By LAL Family Partners
Class A Common Stock								15,384	I	By Lauder & Sons L.P.
Class A Common Stock								390,000	I	By his EHL
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

FORM 4 (continued)	Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Derivative Security	3. Trans- action Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Trans- action Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 & 5)		6. Date Exercisable and Expiration Date (Month/Day/ Year)		7. Title and Amount of Underlying Securities (Instr. 3 & 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10. Owner- ship Form of Deriv- ative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
				Code	V	(A)	(D)	Date Exer-cisable	Expira- tion Date	Title	Amount or Number of Shares

Explanation of Responses:

(1) The full name of the Reporting Person is "The 1992 Leonard A. Lauder Grantor Retained Annuity Trust" (the "GRAT"). Designated filer on behalf of: (a) the GRAT, a ten percent owner of the issuer; (b) Leonard A. Lauder ("LAL"), grantor of the GRAT, Chairman of the Board of Directors and a ten percent owner of the issuer; (c) Evelyn H. Lauder ("EHL") (who is the wife of LAL), an Executive Officer (Senior Corporate Vice President) of the issuer; (d) William P. Lauder ("WPL"), Trustee of the GRAT, a Director, an Executive Officer (Chief Operating Officer), and a ten percent owner of the issuer; and (e) Gary M. Lauder ("GML"), Trustee of the GRAT and a ten percent owner of the issuer.
(2) As reported on the front of the first page of this Form 4, on January 31, 2003, the GRAT distributed 218, 900 shares of Class A Common Stock to LAL, the grantor of the GRAT, in connection with the annuity. After these transactions, the amounts of Class A Common Stock beneficially owned by: (a) the GRAT includes 2,136,882 shares held directly and no shares held indirectly (does not include the ownership of 3,829,216 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock); (b) LAL includes: (i) 5,369,169 shares held directly; (ii) 10,188,803 shares of Class B Common Stock as Co-Trustee and beneficiary of The Estee Lauder 2002 Trust, which are convertible into a like number of shares of Class A Common Stock; (iii) 2,136,882 shares held indirectly as grantor of the GRAT (see (a) above regarding Class B shares); (iv) 3,579,302 shares indirectly as the sole individual general partner of the LAL Family Partners L.P. and the majority stockholder of LAL Family Corporation, which is the sole general partner of LAL Family Partners L.P. (a limited partnership of which LAL has sole voting and investment power) (does not include the ownership of 42,705,540 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock); (v) 15,384 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons L.P.) (does not include the ownership of 3,846,154 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock); (vi) 2,136,882 shares of Class A Common Stock as Co-Trustee and beneficiary of The Estee Lauder 2001 Charitable Trust; and (vii) 390,000 shares indirectly which are held by his wife, EHL. LAL disclaims beneficial ownership of the shares in clauses (b) (ii), (iii), (v) and (vi) to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clauses (b) (vii) owned by his wife. (c) EHL includes: (i) 390,000 shares held directly; (ii) 5,369,169 held directly by her husband, LAL; and 6,919,658 shares held indirectly by her husband, LAL (see (b) (ii), (iii) and (v) above regarding Class B Shares). EHL disclaims beneficial ownership of securities owned directly and indirectly by her husband, LAL. (d) WPL includes: (i) 1,168,240 shares held directly (does not include ownership of 2,264,038 shares of Class B Common Stock, which are convertible into a like number of shares of Class A Common Stock); 5,234 shares held indirectly by his children (does not include 22,870 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock); and (iii) 2,136,882 shares held indirectly by the GRAT (see (a) above regarding Class B shares). WPL disclaims beneficial ownership of securities owned by his children and by the GRAT to the extent that he does not have a pecuniary interest in such securities. (e) GML includes: (i) 70,375 shares held directly; (ii) 2,136,882 shares indirectly by the GRAT(see (a) above regaring Class B shares); and 833,454 shares held indirectly by The Gary M. Lauder Revocable Trust u/a/d as of August 10, 2000, Gary M. Lauder, Settlor (the "GML Revocable Trust"). GML disclaims beneficial ownership of securities owned by the GRAT or The GML Revocable Trust to the extent that he does not have a pecuniary interest in such securities.
(3) See note 2 (a) above.
(4) See note 2 above.
(5) See note 2(b) above.

By: /s/ Spencer G. Smul William P. Lauder, Trustee, by Spencer G. Smul, Attorney-in-Fact **Signature of Reporting Person	February 3, 2003 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, See Instruction 6 for procedure.

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Joint Filer Information

Name: Leonard A. Lauder
Address: The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc. (EL)
Date of Event Requiring Statement: 01/31/2003

Signature: /s/ Spencer G. Smul
Spencer G. Smul
Attorney-in-fact

Name: Evelyn H. Lauder
Address: The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc. (EL)
Date of Event Requiring Statement: 01/31/2003

Signature: /s/ Spencer G. Smul
Spencer G. Smul
Attorney-in-fact

Name: William P. Lauder
Address: The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc. (EL)
Date of Event Requiring Statement: 01/31/2003

Signature: /s/ Spencer G. Smul
Spencer G. Smul
Attorney-in-fact

Name: Gary M. Lauder
Address: ICTV Inc.
14600 Winchester Boulevard
Los Gatos, CA  95030
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc. (EL)
Date of Event Requiring Statement: 01/31/2003

Signature: /s/ Spencer G. Smul
Spencer G. Smul
Attorny-in-fact

POWER OF ATTORNEY

          Know all by these presents, that the undersigned hereby
constitutes and appoints each of  Paul E. Konney, Spencer G. Smul, Moira A. Pastre, Nancy M. Louden, Seth E. Herbert and Kerrian Thomas, signing singly, the undersigned's true and lawful attorney-in-fact to:

(1)        execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of The Estee Lauder Companies Inc. (the "Company") or as a stockholder of the Company or as a trustee of a stockholder of the Company, Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2)        do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)        take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with, or liabilities that may arise under, Section 16 of the Securities Exchange Act of 1934.
          This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of August, 2002.

Signature: /s/ William P. Lauder

POWER OF ATTORNEY

          Know all by these presents, that the undersigned hereby
constitutes and appoints each of  Paul E. Konney, Spencer G. Smul, Moira A. Pastre, Nancy M. Louden, Seth E. Herbert and Kerrian Thomas, signing singly, the undersigned's true and lawful attorney-in-fact to:

(1)        execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of The Estee Lauder Companies Inc. (the "Company") or as a stockholder of the Company or as a trustee of a stockholder of the Company, Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2)        do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)        take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with, or liabilities that may arise under, Section 16 of the Securities Exchange Act of 1934.
          This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of August, 2002.

Signature: /s/ Leonard A. Lauder

POWER OF ATTORNEY

          Know all by these presents, that the undersigned hereby
constitutes and appoints each of  Paul E. Konney, Spencer G. Smul, Moira A. Pastre, Nancy M. Louden, Seth E. Herbert and Kerrian Thomas, signing singly, the undersigned's true and lawful attorney-in-fact to:

(1)        execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of The Estee Lauder Companies Inc. (the "Company") or as a stockholder of the Company or as a trustee of a stockholder of the Company, Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2)        do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)        take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with, or liabilities that may arise under, Section 16 of the Securities Exchange Act of 1934.
          This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of August, 2002.

Signature: /s/ Evelyn H. Lauder